                                                                  EXHIBIT 12 (A)

                            PUBLIC SERVICE ELECTRIC AND GAS COMPANY

                      COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES


                                                      Years Ended December 31,
                                        ---------   ---------   ---------  ----------   --------
                                          1993        1994        1995       1996        1997
                                        ---------   ---------   ---------  ----------   --------
                                                (Millions of Dollars, where applicable)
Earnings as Defined in Regulation S-K:
Net Income                                  $615        $659        $617        $535       $528
Federal Income Taxes (A)                     307         302         326         268        286
Fixed Charges                                401         408         419         438        450
                                        ---------   ---------   ---------  ----------   --------
Earnings                                  $1,323      $1,369      $1,362      $1,241     $1,264
                                        =========   =========   =========  ==========   ========

Fixed Charges as Defined in Regulation
  S-K (B):


Total Interest Expense                      $390        $396        $407        $399       $395
Interest Factor in Rentals                    11          12          12          11         11
Subsidiaries' Preferred Securities
Dividend Requirements                         --          --          --          28         44
                                        ---------   ---------   ---------  ----------   --------
Total Fixed Charges                         $401        $408        $419        $438       $450
                                        =========   =========   =========  ==========   ========

Ratio of Earnings to Fixed Charges          3.30        3.35        3.25        2.83       2.81
                                        =========   =========   =========  ==========   ========

Notes:

(A) Includes State income taxes and Federal income taxes for other income.

(B) Fixed Charges represent (a) interest, whether expensed or capitalized, (b) amortization of debt discount, premium and expense, (c) an estimate of interest implicit in rentals, and (d) Preferred Securities Dividend Requirements of subsidiaries.